MNP Petroleum Corp. Notice of Delisting from the TSX Venture Exchange
BAAR, SWITZERLAND, November 1, 2017

MNP Petroleum Corporation (the "Company"), an oil and gas company focused on projects in Central Asia, announces that it has applied for voluntary delisting of the common shares of the Company ("Shares") from the TSX Venture Exchange ("TSXV"). The Shares are currently listed for trading on the TSXV and for quotation on the OTC Pink market.
As announced in its news release dated September 21, 2017, the Company entered into a binding agreement (the “Agreement”) with GSC-TL Partners LLC providing for a staged private placement of up to 60% of the Company’s equity for a purchase price of up to $35,000,000 (the “Transaction”).  This Agreement provided that the Transaction would close in three stages, subject to TSXV acceptance and shareholder approval.  The Agreement provided for shareholder approval as a condition to completion of the second stage of the Transaction because completion of the second stage would constitute GSC-TL Partners as a ‘control person’ of the Company and TSXV Policy will not permit a private placement to result in the creation of a control person unless the shareholders first approve the creation of that control person.
When the Company applied for TSXV acceptance, TSXV indicated that it was unable to accept the second and third stages of the Transaction until they were ready to close, and that the deemed price per Share for each Share to be issued in the second and third stages must be tied to the market price for the Company’s Shares in effect at the time of closing.  However, GSC-TL Partners LLC is only willing to complete the first stage of the Transaction if it has pricing certainty for the second and third stages, which TSXV is unable to accept.
The Company’s Shares are currently cease traded in Canada and its listing on TSXV is in suspension.  The Company believes that completion of the Transaction is critical to the Company’s ability to survive.  Because the Company will only be permitted to complete the Transaction as contemplated in the Agreement if it delists from the TSXV, the Company has decided to voluntarily delist from the TSXV.  The Company believes that the over-the-counter market in the United States, which has been the only public market for the Company’s Shares since trading on TSXV ceased in May of 2016, will continue to provide its shareholders with a sufficiently liquid market.
The Company expects that the Shares will be delisted from the TSXV at the close of trading on Friday, November 3, 2017.
Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) and no stock exchange, securities commission or other regulatory authority accepts responsibility for the adequacy or accuracy of this release nor approved or disapproved of the information contained herein.
For further information:
Peter-Mark Vogel
Chief Financial Officer & Corporate Secretary
MNP Petroleum Corp.
Bahnofstr. 9, P.O. Box 155
6341, Baar
Switzerland
 Tel: +41 76 572 40 82
Email: info@mnppetroleum.com
Web: www.mnppetroleum.com